Exhibit 8.3


June 21, 1996



ANB Financial Corporation
7525 West Canal Drive
Kennewick, WA  99336

First Hawaiian, Inc.
1132 Bishop St., 25th Floor
Honolulu, HI  96813

RE:      First Hawaiian, Inc. and ANB Financial Corporation
         Registration Statement on Form S-4

Gentlemen:

We have acted as Tax Counsel to ANB Financial Corporation in connection with the proposed merger ("Merger") of ANB Acquisition Corporation ("Sub") with and into ANB Financial Corporation ("Company"), pursuant to the terms of the Agreement and Plan of Merger dated as of February 26, 1996 among First Hawaiian, Inc. ("FHI"), Sub and Company ("Agreement") as described in the Registration Statement on Form S-4 to be filed by FHI with the Securities and Exchange Commission. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with copies identified to our satisfaction of the Agreement including schedules and exhibits, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. We have also relied upon certain written representations of management of Company and FHI, which are attached to this opinion.

Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement ("Prospectus") under the caption "Certain Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of Company common stock and to Company, FHI and Sub. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an
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exhibit to the Registration Statement.  We also consent to the references to
Knight, Vale & Gregory, Inc., P. S. under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and the Prospectus.

Very truly yours,

Knight, Vale & Gregory, Inc., P. S.
/s/ Knight, Vale & Gregory, Inc., P. S.

By       /s/ Landon J. Brazier
         Landon J. Brazier, Shareholder


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